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                                                                    Exhibit 15.1




FMC Corporation
Philadelphia, Pennsylvania

Re: Registration Statement on Form S-4 dated December 20, 2002

With respect to the subject registration statement on Form S-4 of FMC Corporation, we acknowledge our awareness of the use therein of our reports dated April 30, 2002, August 12, 2002 and November 14, 2002 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Securities Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 20, 2002